Exhibit 99.1

POLICIES FOR MANAGEMENT

OF

THE FEATURE ANIMATION BUSINESSES

The following sets forth certain policies and principles which shall be adopted and implemented with respect to the management and operation of the Disney and Pixar Feature Animation Businesses, all of which are subject to the authority of the Disney Chief Executive Officer to take such actions as are in the best interests of the shareholders of Disney.

Management Responsibilities

Edwin E. Catmull shall be the President of Pixar and Disney Animation, heading the combined animation businesses of Disney and Pixar, reporting directly to Robert A. Iger and Richard Cook jointly.

John A. Lasseter shall be the Chief Creative Officer of Pixar and Disney Animation and Walt Disney Imagineering, reporting to Robert A. Iger. John A. Lasseter will have “greenlighting” authority for Disney and Pixar feature animation productions, subject to final approval by Disney’s CEO.

Steering Committee

Upon the effective date of the Disney – Pixar merger, a Committee (“Committee”) shall be immediately established to help provide oversight to the Feature Animation Businesses of Disney and Pixar.

The principal objectives of the Committee are: (i) to help maintain the Pixar “culture,” (ii) to help supervise Pixar and Disney Feature Animation, (iii) to oversee Pixar compensation practices and (iv) to approve the film budgets of Pixar, all subject to final approval by Disney’s Chief Executive Officer.

The Committee shall initially consist of the following members: Edwin E. Catmull, John A. Lasseter, Robert A. Iger, Richard Cook, Thomas O. Staggs, and Steven P. Jobs.

It is intended that the Committee will meet at the headquarters of Pixar in Emeryville for at least one full day during every other calendar month.

Pixar Compensation Practices

Pixar shall retain its existing compensation philosophies and practices, including not using employment contracts, the granting of employee stock options, the maintenance of executive employee bonus plans and employee medical benefits and other fundamental human resource policies and practices for at least five years or such shorter period as the Committee may decide.

Branding Arrangements

Pixar will continue to be called “Pixar”.

The branding of Pixar’s previous films and products will not be altered.

Future films produced by Pixar will be branded Disney Pixar.

Location

Pixar’s operations will continue to be based in Emeryville, California. The Pixar sign at the gate shall not be altered.